EXHIBIT 23.1

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

December 31, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
OptimizeRx Corporation
Rochester, Michigan

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form S-1/A Registration Statement under the Securities Act of 1933, filed by OptimizeRx Corporation of our report dated November 7, 2008, relating to the financial statements of OptimizeRx Corporation., a Michigan Corporation, as of and for the period ending December 31, 2007, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC